EXHIBIT (e)(24)

EXECUTION COPY

Dated April 27, 2020

QIAGEN N.V.

Quebec B.V.

NON-TENDER AGREEMENT

THIS AGREEMENT IS MADE

BETWEEN

(1)

QIAGEN N.V., a limited liability company (naamloze vennootschap) organized under the laws of The Netherlands, having its corporate seat in Venlo, The Netherlands and registered with the Dutch trade register under number 12036979 (hereinafter the “Company” or “QIAGEN”), and

(2)

Quebec B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands, having its corporate seat in Breda, The Netherlands and registered with the Dutch trade register under number 77473469 (hereinafter the “Bidder”).

The Company and the Bidder are together referred to as the “Parties”.

RECITALS

(A)	The Bidder is a wholly-owned subsidiary of Thermo Fisher Scientific Inc., a corporation organized under the laws of Delaware, having its registered office in Waltham, Massachusetts, USA (“TMO”).

(B)

The Bidder decided on 3 March 2020 that it will launch a voluntary tender offer in accordance with, inter alia, the applicable provisions of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) (the “Takeover Act”) and the terms and conditions of a business combination agreement entered into with the Company (the “Business Combination Agreement”), addressed to all shareholders of the Company, to acquire all their ordinary shares in the Company (the “Takeover Offer”). The Company agreed in the Business Combination Agreement, subject to its terms, to support the Takeover Offer.

(C)

The consideration under the Takeover Offer for each ordinary share in the capital of QIAGEN (an “Ordinary QIAGEN Share”) tendered into the Takeover Offer shall be a cash consideration in the amount of EUR 39.00 (the “Offer Consideration”).

(D)

For the avoidance of doubt, the Takeover Offer also applies, without duplication, to the fractional ordinary shares (onderaandelen) in the capital of QIAGEN (each a “Fractional QIAGEN Share”), provided that a Fractional QIAGEN Share will be treated for purposes of the Offer Consideration as one-twenty-seventh (1/27th) of an Ordinary QIAGEN Share.

(E)

As of close of trading on U.S. stock markets on April 24, 2020 (the “Cut-off Date”), the Company directly held in treasury (eigen aandelen) 2,595,338 Ordinary QIAGEN Shares (the “Treasury Ordinary Shares”) and 1,197 Fractional QIAGEN Shares (the “Treasury Fractional Shares”, together with the Treasury Ordinary Shares, the “Treasury Shares”). Pursuant to Section 12.6 of the Business Combination Agreement, the Company has undertaken to enter into a non-tender agreement, safeguarding that it will not tender its Treasury Shares into the Takeover Offer.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	UNDERTAKING NOT TO TENDER THE TREASURY SHARES; BLOCKED ACCOUNT

1.1

The Company hereby irrevocably and unconditionally agrees and undertakes, as of the Cut-off Date, (i) not to tender the Treasury Shares (in whole or in part) into the Takeover Offer, neither until the expiration of the acceptance period or, if applicable, additional acceptance period of the Takeover Offer, nor pursuant to a sell-out right under Section 2:359d of the Dutch Civil Code, if any. For the avoidance of doubt, the Company does not violate its obligation under this Section 1.1 sentence 1, if third parties (including, for the avoidance of doubt, any directors, employees or other representatives of the Company, provided that they are not acting on behalf of or for the account of the Company) tender Company shares into the Takeover Offer which were issued or transferred by the Company in accordance with Section 1.3.

1.2

Except as set forth in Section 1.3 or permitted under Schedule 9 and 10 of the Business Combination Agreement, the Company hereby irrevocably and unconditionally agrees and undertakes, as of the Cut-off Date, not to sell or transfer or otherwise dispose of any of its Treasury Shares or to assign any of the shareholders’ rights attached to the Treasury Shares in any way.

1.3

In the event of an exercise of Company Options (as defined in the Business Combination Agreement) or a settlement of Company RSUs or Company PSUs (in each case as defined in the Business Combination Agreement), in each case either as outstanding as of the date of the Business Combination Agreement in accordance with their terms as in effect on that date or as may be granted pursuant to Schedules 9 and 10 of the Business Combination Agreement, the Company shall – to the largest extent possible – use Treasury Shares for such purposes rather than issuing new shares. In the event of an exercise of Company Warrants (as defined in the Business Combination Agreement), the Parties shall discuss in good faith and agree with each other on whether and to what extent Treasury Shares will be used for such purpose.

2.	PENALTY, SET-OFF, WAIVER

2.1

The Company shall deliver to the Bidder a penalty (Vertragsstrafe) with regard to each Treasury Share that it tenders into the Takeover Offer in violation of Section 1.1 sentence 1 of this agreement and with respect to which the Company has a claim against the Bidder to the delivery of a cash consideration as a result of the Company having accepted the Takeover Offer (the “Penalty”). For the avoidance of doubt, the Penalty is not applicable if third parties (including, for the avoidance of doubt, any directors, employees or other representatives of the Company, provided that they are not acting on behalf of or for the account of the Company) tender Company shares into the Takeover Offer which were issued or transferred by the Company in accordance with Section 1.3.

2.2

The Penalty shall consist of the obligation of the Company to deliver to the Bidder in case of each Treasury Share the Offer Consideration, i.e., for the avoidance of doubt, consisting of a cash consideration in the amount of EUR 39.00 per tendered Treasury Ordinary Share and a one-twenty-seventh (1/27th) portion thereof per tendered Treasury Fractional Share.

2.3

The Penalty shall become due and shall be paid at the time of the settlement of the Takeover Offer. The Company and the Bidder hereby agree in advance by way of a set-off agreement (Aufrechnungsvereinbarung) that the claim of the Bidder to the Penalty shall be offset against the claim of the Company to the Offer Consideration under the Takeover Offer. The Parties agree that as a result of such off-setting the respective claims of the Company and the Bidder against each other shall be discharged and Bidder shall not be obliged to provide the Offer Consideration to the Company for the tendered Treasury Shares and that the Company shall not be obliged to provide Penalty for the tendered Treasury Shares.

2.4

If and to the extent (i) the Company has – in breach of its undertaking pursuant to Section 1.1 sentence 1 – tendered Treasury Shares into the Takeover Offer and the Company has a claim to the Offer Consideration against the Bidder and (ii) the off-setting pursuant to Section 2.3 is for any reason not valid or can for any reason not be effected, the Parties hereby agree by way of a waiver agreement pursuant to Section 397 of the German Civil Code (BGB) (Erlassvertrag) that (a) the Company hereby waives any and all rights or claims the Company may have with respect to the Offer Consideration for the tendered Treasury Shares under the Takeover Offer and (b) the Bidder hereby waives any and all rights or claims the Bidder may have with respect to the Penalty pursuant to Section 2.1.

2.5

In case of a breach by the Company of its undertaking pursuant to Section 1.2 of this agreement with respect to the Treasury Shares, Sections 2.1 and 2.4 of this agreement shall apply mutatis mutandis. In such case the Penalty shall become due and payable for each Treasury Share, with respect to which the Company has breached its undertaking pursuant to Section 1.2 and which has been validly tendered into the Takeover Offer, at the time of the settlement of the Takeover Offer.

3.	TERM

The obligations of the Parties in this agreement shall automatically terminate and be of no further effect (i) upon written agreement by the Company and the Bidder; (ii) upon the public announcement by the Bidder (prior to the publication of an offer document) that no Takeover Offer will be made; (iii) if no offer document (Angebotsunterlage) has been published by the Bidder by the end of 18 May 2020 in relation to the Takeover Offer; (iv) upon public announcement by the Bidder of the final lapse (endgültiger Bedingungsausfall) of a condition of the Takeover Offer that has not been validly waived in accordance with applicable law; or (v) upon the later of (a) expiration of the additional acceptance period (weitere Annahmefrist) and (b) lapse of the sell-out right pursuant to Section 2:359d of the Dutch Civil Code, if any.

4.	ASSIGNMENT OF RIGHTS

Neither of the Parties may assign nor otherwise transfer any of their respective rights or obligations under this agreement without prior written authorization of the respective other Party.

5.	AMENDMENTS OR MODIFICATIONS

Any amendment or supplementation of this agreement, including of this provision, shall be valid only if made in writing, except where a stricter form is required under applicable law.

6.	GOVERNING LAW; JURISDICTION

All issues and questions concerning the construction, validity, enforcement and interpretation of this agreement shall be governed by, and construed in accordance with, the laws of Germany excluding the German conflict of laws provisions. The district court of Düsseldorf, Germany shall have exclusive jurisdiction for any disputes arising out of or in connection with this agreement.

7.	PARTIAL INVALIDITY

Should any provision contained in this agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed to be replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this agreement.

8.	NO THIRD PARTY RIGHTS

This agreement shall not grant any rights to, and is not intended to operate for the benefit of, any third parties.

9.	NOTICES

9.1

Any and all notices and communications under this agreement shall be made in writing in the English language and delivered by hand, by courier, by registered post or by email to the person at the address set forth below, or such other person or address as may be designated by the respective Party to the other Party in the same manner:

9.2	To the Company:

QIAGEN N.V.

Attn.: Roland Sackers, CFO & Dr. Phillip von Hugo, Head of Global Legal

Affairs and Compliance

QIAGEN Strasse 1

40724 Hilden

Germany

Email:

with copy to (which copy shall not constitute notice hereunder):

Linklaters LLP

Attn.: Achim Kirchfeld & Staffan Illert

Königsallee 49-51

40212 Düsseldorf

Germany

Email:

9.3	To the Bidder:

Thermo Fisher Scientific Inc.

Attn.: Michael A. Boxer, Senior Vice President and General Counsel

168 Third Avenue

Waltham, Massachusetts 02451

United States of America

Email:

with a copy to (which copy shall not constitute notice hereunder):

Hengeler Mueller Partnerschaft von Rechtsanwälten mbB

Attn.: Emanuel P. Strehle and Bernd Wirbel

Leopoldstraße 8

80802 Munich

Germany

Email:

10.	ENTIRE AGREEMENT

Without prejudice to the Business Combination Agreement and the Blocked Account Agreement, this agreement sets out the entire agreement and understanding between the Parties in respect of the subject matter of this agreement.

Signature Page to Non-Tender Agreement

This non-tender agreement has been signed on the date stated at the beginning of this agreement by:

QIAGEN N.V.

/s/ Roland Sackers
Name: Roland Sackers
Position: Managing Director

Signature Page to Non-Tender Agreement

This non-tender agreement has been signed on the date stated at the beginning of this agreement by:

Quebec B.V.

/s/ Anthony Hugh Smith
Name: Anthony Hugh Smith
Position: Managing Director